Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces Changes to ETF Lineup

BETHESDA, MD – March 15, 2020 – ProShare Advisors and ProShare Capital Management announced today plans to liquidate and close six ProShares Trust ETFs and two ProShares Trust II ETFs, respectively, based on an ongoing review of ProShares product offerings. Specifically, the following ETFs will be liquidated and closed:

ProShares Trust	Ticker	Exchange
UltraPro Communication Services Select Sector	YCOM	NYSE Arca
UltraPro Short Communication Services Select Sector	XCOM	NYSE Arca
UltraPro Nasdaq Biotechnology	UBIO	NASDAQ
UltraPro Short Nasdaq Biotechnology	ZBIO	NASDAQ
UltraPro Financial Select Sector	FINU	NYSE Arca
UltraPro Short Financial Select Sector	FINZ	NYSE Arca

ProShares Trust II	Ticker	Exchange
UltraPro 3x Crude Oil ETF	OILU	NYSE Arca
UltraPro 3x Short Crude Oil ETF	OILD	NYSE Arca

The last day the funds will accept creation orders is March 27, 2020. Trading in the funds will be halted prior to market open on March 30, 2020. Beginning on March 30, 2020, the funds will not be traded on their respective exchanges, and there will be no secondary market for the shares. On or about March 27, 2020, the funds will begin the process of liquidating their portfolios and may no longer be managed in accordance with their investment objectives. Any shareholders remaining in the funds will have their shares redeemed at net asset value on or about April 3, 2020.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

March 15, 2020

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ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.

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